s	Exhibit 99.1

For immediate release

For further information contact:

Ray Schmitz

Vice President and Chief Financial Officer

(214) 561-7503

ray.schmitz@dynamex.com

DYNAMEX ANNOUNCES SECOND QUARTER

FISCAL YEAR 2005 RESULTS

Second Quarter Highlights:

•                  Sales increase 13.5% to $79 million.

•                  Operating income increases 49% to $4.0 million.

•                  Long-term debt reduced by $2.5 million (30%) to $5.8 million.

•                  Management continues to expect FY2005 diluted earnings per common share to range between $1.00 and $1.10.

March 2, 2005 — Dallas, Texas — Dynamex Inc. (Amex: DDN), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.6 million or $0.22 diluted earnings per common share for the FY 2005 second quarter compared to $5.2 million or $0.45 diluted earnings per common share in the prior year.  The prior year includes a non-cash, positive income tax adjustment of $3.7 million to recognize the value of available U.S. net operating losses that management expects to offset future U S. taxable income.  Excluding this adjustment, net income in the second quarter of FY 2004 was $1.5 million, or $0.13 diluted earnings per common share.

Sales increased 13.5% to $79 million in the FY 2005 second quarter compared to the prior year. Excluding the impact of exchange rate fluctuations between the Canadian dollar and the U.S. dollar, sales increased 10.7%. The current year had two more business days than the prior year.  On a sales per day basis, sales increased 10.4% in the current year quarter versus the prior year.

Selling, general and administrative (“SG&A”) expenses increased 7.1% to $17.4 million in the FY 2005 second quarter compared to the prior year period.  Excluding the impact of changes in the Canadian/U.S. exchange rate, SG&A increased 3.7%. As a percentage of sales, SG&A expenses were 22.1% in FY 2005 compared to 23.4% in the prior year.

Second quarter FY 2005 SG&A expenses increased $1.0 million (6.0%) compared to the FY 2005 first quarter.  Approximately 30% of this increase is attributable to changes in the Canadian/U.S. exchange rate.  Higher stock option expense for the annual director option grants, seasonally

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higher payroll taxes at the beginning of the calendar year and higher utilities during the winter months accounted for approximately 33% of the increase with additional personnel to operate and manage new business and the planned additions to the sales organization accounts for the remaining increase.

Operating income increased to $4.0 million in the current year quarter, an increase of 49% over the prior year quarter. This increase is primarily attributable to higher sales from new business added over the last four quarters.

Income tax expense was $1.4 million, 36% of income before taxes in the current year quarter compared to a credit of $2.8 million in the prior year. The prior year includes a non-cash, positive income tax adjustment of $3.7 million to recognize the value of U.S. net operating losses available to offset future U.S. taxable income.

Second Quarter Highlights

“Our performance for second fiscal quarter was on track with our expectations,” said Dynamex Chairman and CEO, Rick McClelland.  “The new business we added over the last four quarters is helping drive higher sales, operating income and EBITDA over the year-ago period.  Our service menu, geographic reach, cost structure and technology systems continue to be attractive to same-day shippers and other companies that require logistical support or outsourcing. Our growth this quarter resulted in expanded operations in Florida, New Jersey, California and Pennsylvania. As well, we commenced operations in St. Louis, Missouri.

We are pleased with the quantity and quality of the prospects in our sales pipeline.  Demand for our services remains strong from industry sectors that include office products, office supplies, building and industrial supplies, electrical distributors, retail, personal care products, logistics firms, medical and health care.  We remain confident that the new business started in this quarter plus the prospects in our pipeline will produce the expected growth included our outlook.

Our balance sheet also continues to improve as we reduced our long-term debt by $2.5 million during the quarter.  With only $5.8 million of long-term debt and cash and equivalents of $8.3 million, we are in an excellent position to take advantage of any strategic opportunities that would be accretive to our business.”

McClelland added, “Overall, we are pleased with our performance throughout the first half of this fiscal year and we are working very hard on behalf of our shareholders to deliver strong results the remainder of this year.”

Long-Term Debt

Total long-term debt was $5.8 million at January 31, 2005 compared to $8.3 million at October 31, 2004 and $10.0 million at July 31, 2004.

Margins

The gross margin was 27.7% of sales in the current year quarter compared to 27.9% in the prior year quarter and 28.6% in the FY 2005 first quarter. The current quarter, as well as the same quarter last year, was impacted by holidays, one-time costs and certain operating inefficiencies during the startup of significant new business. Some of the startups were in new locations outside our existing service area where margins are depressed during early stages of operations. Also, on one large contract, the Company accepted a reduced margin during a two-month transition phase in November and December 2005. The Company expects to realize normal profit margins on this new business in the third quarter of this fiscal year.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $4.5 million, a 39% increase over the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 8 of this release).  EBITDA, as a percentage of sales, was 5.7%, up from 4.6% in the prior year primarily due to increased gross profit from higher sales.

Depreciation and Amortization

Depreciation and amortization (“D&A”) in the second quarter 2005 decreased to $369,000 from $467,000 in the second quarter of 2004, due in large part, to lower levels of capital expenditures in recent years.  As a percent of sales, D&A was 0.5% compared to 0.7% in the prior year.

Interest Expense

Interest expense for the three months ended January 31, 2005 was $116,000, 64% below the prior year period.  This decrease is primarily attributable to lower outstanding debt and reduced financing costs.

Outlook

The following outlook for FY 2005 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.

The Company continues to expect year-over-year sales growth of between 8% and 12% for fiscal year 2005.

The gross profit margin is expected to improve from current levels as normal profit margins on new business startups are realized in final quarters of the fiscal year.

The Company expects FY 2005 net income to range from $1.00 to $1.10 per fully diluted share.

Investor Call

The Company will host an investor conference call on Thursday, March 3, 2005 at 10:00 a.m. Central Standard Time.  All interested parties may access the call Toll-Free at 1-877-407-8289.  A participant will need the following information to access the conference call:  Company name – “Dynamex”.  A telephone replay of the conference call will be available through March 10, 2005 at Toll-Free 1-877-660-6853, enter Account Number 3055 and Conference ID Number 134285.

The conference call will also be available on the Internet through CCBN’s website, located at www.fulldisclosure.com, and the link is also available through the Company’s website at www.dynamex.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

*          *          *

Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada.  Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects.  Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry.  These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission.  In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.  Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

DYNAMEX INC.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	January 31, 2005	July 31, 2004
	(Unaudited)
ASSETS
CURRENT
Cash and cash equivalents	$8,257	$7,927
Accounts receivable (net of allowance for doubtful accounts of $733 and $751, respectively)	31,049	27,355
Prepaid and other current assets	2,667	1,825
Deferred income taxes	2,088	2,359
Total current assets	44,061	39,466

PROPERTY AND EQUIPMENT - net	4,943	4,731
GOODWILL	45,973	45,271
INTANGIBLES - net	447	475
DEFERRED INCOME TAXES	9,210	10,910
OTHER	1,474	1,219
Total assets	$106,108	$102,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable trade	$7,421	$5,910
Accrued liabilities	15,058	16,852
Total current liabilities	22,479	22,762

LONG-TERM DEBT	5,810	10,000
Total liabilities	28,289	32,762

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 11,585 and 11,435 outstanding, respectively	116	114
Additional paid-in capital	76,768	75,309
Accumulated deficit	(1,684)	(7,417)
Accumulated other comprehensive income	2,619	1,304
Total stockholders’ equity	77,819	69,310
Total liabilities and stockholders’ equity	$106,108	$102,072

DYNAMEX INC.

Condensed Statements of Consolidated Operations

(in thousands except per share data)

(Unaudited)

	Three months ended January 31,		Six months ended January 31,
	2005	2004	2005	2004

Sales	$78,756	$69,375	$155,316	$139,449

Cost of sales:
Purchased transportation	50,511	43,537	98,948	87,482
Other direct costs	6,461	6,425	12,875	13,074
Cost of sales	56,972	49,962	111,823	100,556

Gross profit	21,784	19,413	43,493	38,893

Selling, general and administrative expenses:
Salaries and employee benefits	12,206	11,213	23,593	22,080
Other	5,171	5,016	10,005	9,489
Selling, general and administrative expenses	17,377	16,229	33,598	31,569

Depreciation and amortization	369	467	745	979
(Gain) loss on disposal of property and equipment	(2)	(2)	3	(20)

Operating income	4,040	2,719	9,147	6,365

Interest expense	116	322	273	654
Other income, net	(54)	(14)	(104)	(103)

Income before income taxes	3,978	2,411	8,978	5,814

Income taxes	1,417	(2,808)	3,244	(1,656)

Net income	$2,561	$5,219	$5,734	$7,470

Basic earnings per common share:	$0.22	$0.46	$0.50	$0.66

Diluted earnings per common share:	$0.22	$0.45	$0.49	$0.65

Weighted average shares:
Common shares outstanding	11,547	11,271	11,496	11,254
Adjusted common shares - assuming exercise of stock options	11,798	11,535	11,732	11,499

DYNAMEX INC.

Condensed Statements of Consolidated Operations

Items as a Percentage of Sales

(Unaudited)

	Three months ended January 31,		Six months ended January 31,
	2005	2004	2005	2004

Sales	100.0%	100.0%	100.0%	100.0%

Cost of sales:
Purchased transportation	64.1%	62.8%	63.7%	62.7%
Other direct costs	8.2%	9.3%	8.3%	9.4%
Cost of sales	72.3%	72.1%	72.0%	72.1%

Gross profit	27.7%	27.9%	28.0%	27.9%

Selling, general and administrative expenses:
Salaries and employee benefits	15.5%	16.2%	15.2%	15.8%
Other	6.6%	7.2%	6.4%	6.8%
Selling, general and administrative expenses	22.1%	23.4%	21.6%	22.6%

Depreciation and amortization	0.5%	0.7%	0.5%	0.7%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	5.1%	3.8%	5.9%	4.6%

Interest expense	0.1%	0.5%	0.2%	0.5%
Other income, net	-0.1%	0.0%	-0.1%	-0.1%

Income before income taxes	5.1%	3.3%	5.8%	4.2%

Income taxes	1.8%	-4.0%	2.1%	-1.2%

Net income	3.3%	7.3%	3.7%	5.4%

DYNAMEX INC.

Additional Information

(in thousands)

(Unaudited)

	Three months ended January 31,		Six months ended January 31,
	2005	2004	2005	2004
Reconciliation of Non-GAAP Financial Measures:
Net income	$2,561	$5,219	$5,734	$7,470
Adjustments:
Income tax expense	1,417	(2,808)	3,244	(1,656)
Interest expense	116	322	273	654
Depreciation	369	467	745	979
EBITDA	$4,463	$3,200	$9,996	$7,447
EBITDA margin	5.7%	4.6%	6.4%	5.3%

	Three months ended January 31,
	2005		2004
Sales by service type:
On demand	$30,794	39.1%	$27,859	40.2%
Local and regional distribution	23,636	30.0%	19,649	28.3%
Outsourcing	24,326	30.9%	21,867	31.5%
Total sales	$78,756	100.0%	$69,375	100.0%

Sales by country:
United States	$51,865	65.9%	$45,925	66.2%
Canada	26,891	34.1%	23,450	33.8%
Total sales	$78,756	100.0%	$69,375	100.0%

	Six months ended January 31,
	2005		2004
Sales by service type:
On demand	$61,406	39.5%	$58,559	42.0%
Local and regional distribution	45,606	29.4%	38,136	27.3%
Outsourcing	48,304	31.1%	42,754	30.7%
Total sales	$155,316	100.0%	$139,449	100.0%

Sales by country:
United States	$103,093	66.4%	$92,091	66.0%
Canada	52,223	33.6%	47,358	34.0%
Total sales	$155,316	100.0%	$139,449	100.0%

DYNAMEX INC.

Condensed Statements of Consolidated Cash Flows

(in thousands)

(Unaudited)

	Six months ended January 31,
	2005	2004
OPERATING ACTIVITIES
Net income	$5,734	$7,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	745	979
Amortization of deferred bank financing fees	17	128
Provision for losses on accounts receivable	233	382
Stock option compensation	275	202
Deferred income taxes	1,971	(2,840)
Tax benefit realized by exercise of stock options	126	—
(Gain) loss on disposal of property and equipment	3	(20)
Changes in current operating assets and liabilities:
Accounts receivable	(3,927)	(2,507)
Prepaids and other current assets	(851)	585
Accounts payable and accrued liabilities	(279)	(267)
Net cash provided by operating activities	4,047	4,112

INVESTING ACTIVITIES
Purchase of property and equipment	(888)	(1,198)
Proceeds from sale of property and equipment	2	12
Purchase of investments	(210)	—
Net cash used in investing activities	(1,096)	(1,186)

FINANCING ACTIVITIES
Principal payments on long-term debt	—	(2,979)
Net (payments) advances under line of credit	(4,201)	1,000
Proceeds from stock option exercise	1,059	555
Other assets and deferred financing fees	—	(546)
Net cash used in financing activities	(3,142)	(1,970)

EFFECT OF EXCHANGE RATES ON CASH	521	342

NET INCREASE IN CASH AND CASH EQUIVALENTS	330	1,298
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,927	4,338
CASH AND CASH EQUIVALENTS, END OF YEAR	$8,257	$5,636

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$266	$491
Cash paid for taxes	$1,483	$982